Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Gregg Peters
952-944-5600
investor_relations@dept56.com

DEPARTMENT 56  ANNOUNCES  AGREEMENT

TO  ACQUIRE  LENOX  FROM  BROWN-FORMAN

Transaction Includes Market-Leading Lenox, Dansk, Gorham Brands

Deal Expected to Be Immediately Accretive to Earnings per Share

EDEN PRAIRIE, Minn., July 21, 2005 — Department 56, Inc. (NYSE: DFS), a leading collectible and giftware company, today announced that it has reached an agreement to acquire Lenox, Inc., from Brown-Forman Corp. (NYSE: BFB) for $190 million in cash.  The Lenox business, which generated net sales of approximately $465 million in its most recent fiscal year, includes tabletop, collectible and giftware products, such as fine china, crystal, silver and flatware.  The products are marketed under the Lenox, Dansk and Gorham brand names and sold primarily through department and specialty stores, owned retail outlet stores and direct-to-the-consumer through catalogs, direct mail and the Internet.  The transaction is expected to close by the end of the Company’s third quarter, subject to regulatory approval and other customary closing conditions.

The acquisition will add strong, market-leading brands and complementary product lines and distribution channels to the Department 56 portfolio.  Further, it will give the Company a broader, more balanced business mix that will reduce its seasonality and create new opportunities for growth.

With the acquisition, Department 56 will nearly quadruple its annual sales, from $165 million to $630 million, based on each company’s most recently reported annual results.  The Company also expects the acquisition to be immediately accretive to its 2005 earnings per share without having to realize any near-term cost or revenue synergies.

“This is a transforming acquisition that provides Department 56 with an expanded platform for creating shareholder value in the years to come,” said Susan Engel, Department 56 chairwoman and CEO. “These brands are a perfect fit with our existing business, and we believe that we can strengthen both businesses by bringing them together.  The result should be better growth prospects for both.

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“As we have stated in the past, one of our key growth strategies is to pursue select, complementary, value-enhancing acquisitions.  Our acquisition criteria is clear: We look for candidates that provide a good strategic fit, possess a strong management team, broaden our market position, enhance our current capabilities and are immediately accretive to our results,” Engel said.  “This acquisition does all of that and positions us well for future growth.”

Department 56 expects to retain the current Lenox management team and operate the business in the near term as a separate unit.

“We look forward to welcoming Lenox management and employees to the Department 56 team,” Engel said.  “Both companies share a common commitment to product quality and customer service.  The talent, experiences and insight of Lenox people were important considerations in this transaction and will be key drivers of our future success.  Our focus will be on growing the businesses and paying down debt.”

“Joining forces with Department 56 creates tremendous opportunities for both companies and is highly positive for our employees, customers and consumers,” said Jay Hanauer, chief executive officer, Lenox, Inc.  “With a clear focus on the tabletop, collectible and giftware categories, and the combined resources and strengths of the two companies, we’ll be better able to enhance the growth and development of our brands.”

Department 56 said it plans to finance the acquisition through a new credit facility that is being arranged through UBS Investment Bank.

Devon Value Advisors and UBS Investment Bank served as financial advisors to Department 56 in the transaction, with Dorsey & Whitney LLP acting as legal counsel.  Piper Jaffray & Co. provided an opinion to the Company’s board of directors as to the fairness, from a financial point of view, of the consideration to be paid by Department 56 in the transaction.

Conference Call Information

A conference call to discuss the announcement will be held tomorrow, July 22, at 1 p.m. (EDT) or noon (CDT).  The call can be heard simultaneously through a Web cast, which can be accessed at www.earnings.com.  A replay of the Web cast will be available at the same Web address shortly after the call and will remain available until Aug. 31.

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EDITORS’ NOTE: Background on the Lenox brands and product lines follows as an attachment to the news release.  Print-ready product shots and other images are available by contacting the Company.

About Department 56

Department 56, Inc. is a leading collectible and giftware company that recognizes the importance of celebrating life’s extraordinary moments — holidays, special days, and every day. Best known for its lighted Village buildings, Snowbabies™ figurines and extensive holiday and special occasion product lines, the Company designs and develops festive giftware with the highest principles of quality and creativity.

Department 56 sells its products through approximately 12,500 wholesale customers who operate gift, specialty and department store locations in the United States and Canada, Company-operated retail stores, direct mail catalog companies and international distributors. Through its Time to Celebrate™ division, the Company sells holiday and seasonal giftware assortments direct to consumers at home shows. Time to Celebrate had approximately 1,000 independent sales consultants at the end of 2004.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance based on management’s current expectations and assumptions and are not guarantees of future performance. Any conclusions or expectations expressed in, or drawn from, the statements in this press release concerning matters that are not historical corporate financial results are forward-looking statements that involve risks and uncertainties. Actual results may differ materially from forward-looking statements and the assumptions on which they are based. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse.  Factors that could produce such a variation include, but are not limited to, the following:  the possible inability to complete the Lenox, Inc. acquisition; the risks and uncertainties associated with successfully integrating the two companies; the ability to retain key personnel; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for each companies’ products and services; relationships with major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. The Company undertakes no obligation to update or publish in the future any forward-looking statements.  Also, please read the bases, assumptions and factors set out in Item 7 in the Company’s Form 10-K for 2004 dated March 17, 2005, and filed under the Securities Exchange Act of 1934.

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BACKGROUNDER

LENOX,  DANSK  AND  GORHAM:
STRONG  BRANDS,  CATEGORY  LEADERS

Founded in 1889 and acquired by Brown-Forman Corp. in 1983, Lenox, Inc., has a rich heritage and tradition of providing consumers with a full line of high-quality tabletop, collectibles and giftware products.

Lenox manufactures and markets some of the strongest and most recognizable brands in its industry, including Lenox fine china, crystal, collectibles and giftware; Dansk contemporary tableware and giftware; and Gorham silver, crystal and china.  These brands are market leaders in their respective categories.  Lenox also has teamed with world-renowned designer Kate Spade to create the successful “kate spade” collection of fine dinnerware.

The business has key office, production and warehousing facilities in Lawrenceville, N.J.; Langhorne, Pa.; Pomona, N.J.; Kinston, N.C.; and Hagerstown, Md; and operates more than 25 Lenox retail stores across the country.  Lenox had net sales of $465 million in its fiscal year ended April 30, 2005, and employs approximately 2,800 people.

Lenox’s products can be obtained through various distribution channels, including department and specialty stores, owned retail outlets, and direct-to-the-consumer through catalogs, direct mail and the Internet.

Lenox, which is the oldest and most prestigious maker of fine china and crystal in the United States, has been commissioned to create the official gift for five consecutive U.S. Presidential Inaugurations.  For more than 80 years, Lenox has created fine china dinnerware for the White House, the vice president’s official residence, more than 300 U.S. Embassies and more than half of the governors’ mansions.  Lenox became the first American china to be used in the White House in 1918 when President Wilson commissioned the company to create a 1,700-piece service bearing the presidential seal in raised gold.

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July 2005

BACKGROUNDER

DEPARTMENT 56:  COLLECTING  AND  CELEBRATING
LIFE’S  SPECIAL  MOMENTS

Celebrating, collecting and cherishing life’s special moments are at the heart of Department 56.  The business began in 1976 when a series of six hand-painted, ceramic buildings were introduced, and an enthusiastic, loyal following and category leadership grew from there.  In 2001, the Original Snow Village celebrated its 25th anniversary with a major gathering of friends and collectors from across the United States and Canada.

Based in Eden Prairie, Minn., Department 56 Inc. (NYSE: DFS) today is a leading collectible and giftware company that captures life’s extraordinary moments — holidays, special days and every day.  Best known for its lighted Village buildings, Snowbabies™ figurines and extensive holiday and special occasion product lines, Department 56 designs and develops festive giftware with the highest principles of quality and creativity.

Department 56 sells its products through approximately 12,500 wholesale customers who operate gift, specialty and department store locations in the United States and Canada, Company-operated retail stores, direct mail catalog companies and international distributors. The Company also offers holiday and seasonal giftware assortments direct to consumers at home shows through its Time to Celebrate™ division, which had approximately 1,000 independent sales consultants, known as Celebration Specialists, at the end of 2004.

Department 56 operates six retail stores in Bloomington, Minn.; Las Vegas; Anaheim, Calif.; Chicago; Orlando, Fla.; and San Francisco. The Company had 2004 net sales of nearly $165 million and employs about 300 full-time people.

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July 2005